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                                                                   EXHIBIT 10.57

                              EMPLOYMENT AGREEMENT


                 This Employment Agreement (the "Employment Agreement"), made as of this 28th day of February, 1997 by and between AMERICAN COMMUNICATIONS SERVICES, INC., a Delaware corporation, having its principal place of business at 131 National Business Parkway, Suite 100, Annapolis Junction, Maryland 20701 (which, together with any affiliates or subsidiaries are hereinafter collectively referred to as "Company") and David L. Piazza, an individual residing at 3009 Fox Glen Ct., St. Charles, IL 60174 (hereinafter referred to as "Employee").


                                   WITNESSETH

                 WHEREAS, the Company desires to employ the services of Employee as its Chief Financial Officer under the terms and conditions set forth herein; and

                 WHEREAS, Employee desires to provide services as Chief Financial Officer for the Company under the terms and conditions set forth herein.

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants undertaken herein, and with the intent to be legally bound hereby, the Company and Employee hereby agree as follows:

                 1. Employment. The Company hereby agrees to employ Employee and Employee hereby agrees to said employment in accordance with the terms and conditions hereinafter set forth.

                 2. Term. Employment hereunder shall be deemed to have commenced as of March 24, 1997 (the "Effective Date") and continue through March 23, 2001 (the "Termination Date"), unless otherwise terminated pursuant to the terms hereof, or otherwise extended by written agreement or continuation of this Employment Agreement upon such terms and conditions as are then mutually acceptable to the Employee and the Company.

                 3. Location. The Company shall provide office space for Employee at the Company's headquarters within the Annapolis, Maryland metropolitan area or wherever the Company's headquarters may be located.

                 4. Duties. Employee shall serve as Chief Financial Officer of the Company and each operating affiliate. Employee shall report to, and take direction from the Chief Executive Officer, or in his absence, Jack E. Reich, or the Executive Chairman of the Company (each of the foregoing, in the designated order, the "Designated Officer"). Employee shall be responsible for maintaining the Company's financial books and records and fulfilling all financial reporting requirements to lenders, investors and government agencies, as well as ensuring the
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integrity of the Company's financial systems and controls and other duties commensurate with Employee's position as Chief Financial Officer as directed by the Designated Officer. Employee shall devote his full business time to the affairs of the Company.

                 5.       Compensation.

                          a.  Salary.  Employee shall be compensated by the
payment of $175,000 per annum in accordance with the Company's standard payroll practices for employees at his level, (as such amount may be increased from time to time, "Base Salary"). Employee understands that all salary and bonus compensation paid to Employee under this Employment Agreement shall be subject to the usual and customary federal and state tax withholding and other employment taxes as required by law. Except for the cash bonuses payable in accordance with section 5(b) hereof, in the event Employee is terminated For Cause as defined in paragraph 12 hereof or voluntarily leaves the Company's employ, all compensation shall be prorated if employment is terminated other than at the end of a calendar month. Employee will receive a salary review on each anniversary of the Effective Date. Additional or increased compensation, while not formalized, will be based on the Company's performance as well as his individual contribution to that performance, and shall be determined at the sole discretion of the Designated Officer and the Company's Board of Directors (the "Board").

                          b.      Cash Bonuses.  On the effective date of this
agreement, Employee shall be entitled to receive, a one-time, lump-sum payment of $30,000 as a signing bonus. In addition, Employee shall be eligible to receive an annual cash bonus (the "Performance Bonus") equal to up to thirty percent (30%) of his Base Salary based upon the achievement of certain performance goals as reasonably determined by the Designated Officer. Such Performance Bonus will be payable within sixty (60) days after the completion of each fiscal year of the Company during the term hereof. The performance goals for the fiscal year ending December 31, 1997, shall be determined within thirty (30) days of the Effective Date and the performance goals for each fiscal year thereafter will be determined no later than thirty (30) days after the end of the preceding fiscal year. Notwithstanding the foregoing, if the Company eliminates Performance Bonuses for officers of the Company, other than for Jack E. Reich and Anthony J. Pompliano, the Company shall not be required to pay the Performance Bonus to Employee. If, however, any officer (other than Anthony J. Pompliano or Jack E. Reich) continues to be paid, or be eligible for a similar type bonus, Employee will be entitled to the Performance Bonus on the terms set forth in Paragraph 5.b.

                          c.      Stock Options.

                                  (i)  In addition to the foregoing
compensation, Employee is hereby granted non-qualified options under the Company's Amended 1994 Stock Option Plan (the "Plan") to purchase up to 200,000 shares of the common stock of the Company upon the following terms and conditions (such options are referred to herein as the "Initial Stock





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Options").  Subject to the vesting requirements set forth herein, the Initial
Stock Options shall be exercisable as to each tranche of shares through the day immediately preceding the fifth (5th) anniversary of the vesting date for such tranche. The exercise price of the Initial Stock Options will be $7.33 per share, which is not less than 85% of the last reported sale price of the common stock on February 28, 1997, the date of grant as determined pursuant to the terms of the Plan. The Initial Stock Options will vest on an "earn out" basis, that is 50,000 Initial Stock Options will vest after completion of Employee's first year of employment with the Company (March 23, 1998), 50,000 Initial Stock Options will vest after completion of Employee's second year of employment with the Company (March 23, 1999), 50,000 Initial Stock Options will vest after completion of Employee's third year of employment with the Company (March 23, 2000), and 50,000 Initial Stock Options will vest after completion of Employee's fourth year of employment with the Company (March 23, 2001). The Initial Stock Options shall not vest if prior to the relevant vesting date, Employee voluntarily leaves the Company's employ or if Employee is terminated For Cause as defined in paragraph 12 hereof. In the event of termination of Employee's employment by the Company without Cause or pursuant to subparagraph 12 (b), (d), (e) or (f) hereof, all Initial Stock Options shall vest and become immediately exercisable.

                                  (ii)  In addition to the issuance of the
Initial Stock Options as provided above, Employee is hereby granted additional non-qualified options under the Plan to purchase an aggregate of 50,000 shares of common stock (the "Performance Stock Options"), at the per share exercise price of $7.33, which is not less than 85% of the last reported sale price of the common stock on the date of grant. The Performance Stock Options shall vest and become exercisable on March 23, 2003, if Employee shall then be employed by the Company; provided, however, that the Performance Stock Options immediately shall vest and become exercisable, at such time as Employee has met the management business objectives (which are to be reasonably determined by the Designated Officer within sixty (60) days of the Effective Date) provided that Employee is then employed by the Company. It is the intent of Company for the management business objectives to be met no later than one year from the effective date. Once vested, the Performance Stock Options shall be exercisable for a term of five years from the date of vesting. In the event of termination of Employee's employment by the Company without Cause or pursuant to subparagraphs 12 (e) or (f) hereof, the Performance Stock Options shall vest and become immediately exercisable.

                                  (iii) With respect to amendments to the Plan,
and with respect to future stock option plans or programs to be participated in by senior officers or key employees of the Company or its successor companies, Employee shall participate in an equitable manner, consistent with the participation of other senior officers and key employees of the Company.

                 6. Other Payments and Benefits. In addition to the compensation and other consideration provided in paragraph 5 above, Employee will be given a one-time payment of $80,000 within thirty (30) days of the Effective Date for payment of reasonable costs to relocate





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his personal goods and family to the Annapolis Junction, MD area within a reasonable time after the Effective Date, which is expected to be not later than September 1, 1997. The Company will determine and also pay the amount equal to the federal, state and local income taxes payable by Employee with respect to such $80,000 payment based on the deductions taken by the Employee for such relocation costs on his personal tax returns. In the event Employee voluntarily leaves the Company's employ prior to completion of his first year of employment (March 23, 1998), he will be required to reimburse the Company in the amount of $80,000, plus any additional payments made by the Company to Employee pursuant to the immediately preceding sentence.

                 7. Fringe Benefit Plans. Employee shall be entitled to all benefits accorded to Company officers in general . Employee shall also be entitled to participate in fringe benefit plans, including, but not limited to, the Company's medical and dental insurance, life insurance, stock option plans, or other benefit plans which may be adopted or amended by the Company from time to time during the term of this Employment Agreement to the same extent and in the same manner as other employees similarly situated. Employee's participation in and coverage under such fringe benefits plans shall become effective on the Effective Date. In addition to the aforementioned benefits, the Company shall provide to the Employee, at the Company's expense, incremental term life insurance coverage in the amount of $350,000, the benefits from which shall be payable to Employees' beneficiaries provided that Employee has no pre-existing condition which would make such insurance unobtainable on commercially reasonable terms, if at all. This incremental coverage will continue to be maintained by the Company throughout the term of the Employment Agreement, until basic life insurance benefits available to executive employees provide for basic term life insurance coverage up to $500,000.

                 8. Employee and Company Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Employment Agreement by Employee do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or is presently bound; and (ii) Employee is not a party to or bound by any employment agreementor non-competition agreement or confidentiality agreement with any other person or entity except for the Non-Disclosure Agreement between Employee and Chicago Fiber Optic Corporation signed October 3, 1987, and the Non-Disclosure/Confidentiality Agreement between Employee and Metro Fiber Systems of Chicago, Inc. signed April 29, 1988.

                 9. Business Expenses. The Company shall reimburse Employee for all reasonable business and professional expenses incurred by Employee in connection with his employment within thirty (30) days of the Company's receipt of vouchers, receipts or other appropriate documentation which conform to the requirements of the Company's expense reimbursement procedures.

                 10. Vacation. Employee shall be entitled to an initial annual vacation of two (2) weeks. Scheduling of each vacation shall be with the reasonable consent of the Designated





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Officer.

                 11. Professional Education. Employee's attendance at professional seminars, and the payment and/or reimbursement of costs and expenses associated therewith, shall be decided on an ad hoc basis by the Company and Employee.

                 12. Term of Employment. The term of the Employee's employment shall commence on the Effective Date and shall continue for the period set forth in paragraph 2 above unless sooner terminated as hereunder provided:

                          a. For "Cause", as that term is defined below, upon ten (10) days' written notice by the Company to Employee.

                          b.               Upon the death of Employee.

                          c. Upon ten (10) days' written notice to the Company of resignation by Employee.

                          d. If Employee shall become disabled, upon ten (10) days' written notice by the Company to the Employee. Employee shall be deemed disabled within the meaning of this
                                           Employment Agreement if as a result
                                           of sickness (including mental or
                                           related illnesses), accident or
                                           injury, Employee is unable to
                                           perform his duties to the Company
                                           for a period of six (6) consecutive
                                           months.

                          e. If the Company is in material breach of any of its obligations hereunder and such breach is not cured, within thirty (30) days' after written notice thereof from Employee, after expiration of such notice period, provided that the Company shall only be entitled to one cure period per calendar year.

                          f. Upon the event of an "Involuntary Termination", as that term is defined in this paragraph 12.

                 For purposes of this Employment Agreement, for "Cause" shall mean (i) the commission of a felony, any crime involving moral turpitude or any other act involving dishonesty, disloyalty or fraud with respect to the Company; (ii) substantial failure to perform duties as reasonably directed by the Company, which failure is not cured within fifteen (15) days' written notice thereof to Employee from the Company (iii) gross negligence, intentional or willful misconduct or (iv) any other material breach of this Employment Agreement by Employee which is not cured within thirty (30) days' after written notice thereof to Employee from the Company.





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                 For purposes of this Employment Agreement, "Involuntary
Termination" shall mean either (i) the actual involuntary termination without Cause of the Employee's employment with the Company, or (ii) the constructive involuntary termination of the Employee's employment with the Company. The term "constructive involuntary termination" shall include (a) material reduction in the Employee's compensation, including applicable fringe benefits from those in place as of the Effective Date to the extent such reduction is not applicable generally to executive employees; or (b) a substantial change in location of the office space provided for the Employee by the Company without the Employee's written consent in the event the Company fails to pay reasonable relocation costs; or (c) the Employee's material demotion or diminution in the Employee's position, authority, duties or responsibilities without Cause or the Employee's written consent. "Substantial change in location" means any change in the location of the office space provided for the Employee by the Company (new office), where the distance between the Employee's home (as determined in connection with paragraph 6), and the new office, is more than fifty miles greater than the distance between the Employee's home and the office space provided for the employee on the Effective Date in accordance with paragraph 3.

                 Anything in this Employment Agreement to the contrary notwithstanding, the Company reserves the right to terminate the term of Employee's employment at any time, in its sole discretion, without Cause; provided that if Employee's employment is terminated by the Company without Cause or if Employee's employment is terminated pursuant to subparagraphs (b),
(d), (e) or (f) of paragraph 12 hereof, Employee or Employee's estate shall be entitled to receive any previously awarded but unpaid bonus under paragraph 5 hereof and all Initial Stock Options shall vest and become immediately exercisable. In the event of termination of Employee's employment by the Company without Cause or pursuant to subparagraphs (b), (d), (e) or (f) of paragraph 12 hereof Employee shall receive his then current Base Salary and health and medical benefits coverage at the Company's expense for two (2) years from the date of such termination, as severance compensation.

                 13. Termination of Compensation. Except as otherwise provided in paragraph 12 hereof, if Employee's employment with the Company terminates, Employee shall not be entitled to any compensation hereunder after the date of such termination. Notwithstanding the foregoing, the parties shall be required to carry out any provisions hereof which contemplate performance by them subsequent to such termination, including: (i) the payment of any amounts of compensation under paragraph 5 then accrued but unpaid to the effective date of termination; (ii) the ability of Employee to exercise vested Initial Stock Options and Performance Stock Options; and (iii) the covenants regarding confidential information under paragraph 15 hereof, the covenants regarding work product under paragraph 16 hereof;and (v) the covenants not to compete or solicit under paragraph 17 hereof. In addition, termination of this Employment Agreement shall not affect any liability or other obligation which shall have accrued prior to termination, including but not limited to any liability for borrowed money or loss or damage on account of default hereunder.





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                 14.      Loyalty.  The performance of services hereunder shall
be Employee's exclusive employment relationship and Employee shall devote his full business time and best efforts to the performance of services under this Employment Agreement. During the term of this Employment Agreement, Employee shall not at any time or place whatsoever, either directly or indirectly, engage in business or render services to any extent whatsoever to any third party, except under and pursuant to this Employment Agreement.

                 15. Confidential Information. Employee acknowledges that the proprietary information, observations and data obtained by Employee while employed by the Company concerning the business or affairs of the Company or any affiliate or subsidiary thereof ("Confidential Information") is the property of the Company. Therefore, Employee agrees not to disclose to any unauthorized person or use for the Employee's account any Confidential Information without the prior written consent of the Company unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions. Upon request, Employee shall deliver to the Company at the termination of this Employment Agreement, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Confidential Information or the business of the Company. This provision shall not apply to information deemed to be known by Employee at the time of the execution of the Employment Agreement, including information gained by virtue of his past experience and know-how, or to his general expertise.

                 16. Work Product. Employee agrees that all methods, analyses, reports, plans and all similar or related information which (i) relate to the Company or any of its affiliates or subsidiaries and which (ii) are conceived, developed or made by Employee in the course of his employment by the Company ("Work Product") belong to the Company. Employee will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company.

                 17. Covenants Not to Compete or Solicit. For two (2) years following the termination of Employee's employment with the Company, Employee covenants and agrees with the Company not to engage, either directly or indirectly, as an equity owner or personally as an officer, director, employee, partner, consultant or agent, in the rendering of any of the same services as are provided by the Company at the time Employee's employment with the Company is terminated, or which the Company has targeted to provide in its written business plan which has been approved by the Board of Directors as of the time of such termination, in any of the market areas in which the Company is providing such services at the time of such termination, or in any of the market areas in which the Company has targeted to provide such services in its business plan at the time of such termination, provided that Employee may own up to 2% of the outstanding equity securities of any publicly-traded company regardless of whether any such company is a competitor of the Company, so long as Employee's relationship to any such





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company is that of a strictly passive investor.

                 For two (2) years following termination of employment under the terms of this Employment Agreement, Employee covenants and agrees with the Company not to, either directly or indirectly, whether acting on behalf of himself or a corporation, partnership, joint venture or some other entity:

                 a. induce or attempt to induce any employee of the Company to leave the Company's employ, or in any way interfere with the relationship between the Company and any employee thereof; and/or

                 b. hire directly or through another entity any person who was an employee of the Company at any time during the twelve (12) months preceding Employee's termination.

                 Employee represents that he has disclosed to the Company in writing all obligations to third parties which might limit his ability to perform services under this Employment Agreement.

                 18. Reimbursement for Attorney's Fees. The Company agrees to reimburse Employee up to $3,000 for attorneys' fee incurred for review of this Employment Agreement, within thirty (30) days of the Effective Date.

                 19. Non-Assignability. Neither this Employment Agreement nor any right or interest hereunder shall be assignable or subject to any encumbrance, pledge, hypothecation, attachment, or anticipation of any kind by Employee, his spouse or his legal representatives, without the Company's written consent but shall inure to and be binding upon Employee's estate.

                 20. Entire Agreement. This Employment Agreement shall be the entire agreement and understanding of the parties relating to the subject matter hereof, and any prior negotiations, promises, agreements, representations, warranties, or understandings relating to the same subject matter, and except as specifically provided herein, shall be subject to subsequent modification only by another mutually signed written instrument which by its terms evidences an intention to modify or amend the provisions hereof.

                 21. Choice of Law. This Employment Agreement shall be construed in accordance with the internal laws of the State of Maryland. For purposes of this Employment Agreement, the parties consent to jurisdiction in the State of Maryland.

                 22. Cost of Enforcement. Each party shall bear its own costs and attorneys' fees in connection with any suit or proceeding against the other to enforce any provision of this Employment Agreement or to recover damages resulting from a breach hereof, however, the





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party which prevails in any such suit or proceeding shall be entitled to receive from the non-prevailing party the costs and reasonable attorneys' fees of the prevailing party incurred in such suit or proceeding.

                 23. Severability. In the event that any provision hereof is determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

                 24. Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Employment Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                 25. Interpretation. All masculine terms shall include the feminine counterpart and all singular terms shall include plural and vice versa, as necessary to interpret and enforce the intent of this Employment Agreement. All captions are included only for reference and shall not constitute substantive provisions hereof.

                 26. Notices. Any notice, request, claim, demand, document and other communication hereunder to either party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail) or other similar means of communications, as follows:

                 (i) If to the Company, addressed to American Communications Services, Inc.,
                          131 National Business Parkway,
                          Suite 100,
                          Annapolis Junction, Maryland 20701
                          Attention:  General Counsel; or

                 (ii)     If to Employee, addressed to him at:
                          3009 Fox Glen Ct.
                          St. Charles, IL   60174

or, in each case, to such other address or telex or telecopy number as such party may designate in writing to the other by written notice given in the manner specified herein.

                 All such communications shall be deemed to have been given, delivered or made when so delivered personally or sent by telex or telecopy (confirmation received), or five business days after being so mailed.

                 INTENDING TO BE LEGALLY BOUND BY THIS EMPLOYMENT AGREEMENT, the parties have signed below as of the date first written above.





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EMPLOYEE:                         AMERICAN COMMUNICATIONS SERVICES, INC.


-----------------------           --------------------------------
David L. Piazza                   Anthony J. Pompliano
                                  Executive Chairman





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